Exhibit 99.1

FOR IMMEDIATE RELEASE

INVESTOR CONTACT:	MEDIA CONTACT:
Ken Gosnell	Carla Burigatto
(856) 342-6081	(856) 342-3737
ken_gosnell@campbellsoup.com	carla_burigatto@campbellsoup.com

CAMPBELL REPORTS FIRST-QUARTER RESULTS

•	Net Sales Comparable to Prior Year, Organic Sales Decreased 1 Percent

•	Earnings Before Interest and Taxes (EBIT) Increased 45 Percent, Adjusted EBIT Increased 1 Percent

•	Earnings Per Share (EPS) Increased 52 Percent to $0.94, Adjusted EPS Increased 5 Percent to $1.00

•	Campbell Reaffirms Fiscal 2017 Guidance

CAMDEN, N.J., Nov. 22, 2016—Campbell Soup Company (NYSE:CPB) today reported its first-quarter results for fiscal 2017.

	Three Months Ended
($ in millions, except per share)
	Oct 30, 2016	Nov 1, 2015	% Change
Net Sales
As Reported (GAAP)	$2,202	$2,203	—%
Organic			(1)%
Earnings Before Interest and Taxes
As Reported (GAAP)	$457	$315	45%
Adjusted	$486	$479	1%
Diluted Earnings Per Share
As Reported (GAAP)	$0.94	$0.62	52%
Adjusted	$1.00	$0.95	5%

Note: A detailed reconciliation of the reported (GAAP) financial information to the adjusted financial information is included at the end of this news release.

CEO Comments
Denise Morrison, Campbell’s President and Chief Executive Officer, said, “Fiscal 2017 is off to a solid start relative to our expectations. We continue to execute against our strategic imperatives, reinvest in our business to stimulate topline growth and aggressively manage our costs. We delivered expanded gross margin, and adjusted EBIT and EPS growth cycling a strong year-ago quarter. As expected, organic sales were down slightly compared to the prior year, due to the performance of Campbell Fresh. Campbell Fresh continues to rebuild capacity for Bolthouse Farms Protein PLUS drinks following a voluntary recall last quarter, and remains focused on working to regain lost carrot customers over time with improved quality.

“Looking ahead, I remain optimistic about plans to accelerate growth with improving trends in U.S. soup and the upcoming launch of Well Yes! ready-to-serve soup, continued strong performance in Pepperidge Farm and a return to growth in Campbell Fresh. Our guidance for the year remains unchanged.”

Items Impacting Comparability
The company reported earnings of $0.94 per share in the quarter. The current quarter results reflect pre-tax pension and postretirement mark-to-market losses of $20 million, or $0.04 per share, and pre-tax charges related to cost savings initiatives of $9 million, or $0.02 per share. The prior-year quarter included pre-tax pension and postretirement mark-to-market losses of $128 million, or $0.26 per share, and pre-tax charges related to cost savings initiatives of $36 million, or $0.07 per share. Excluding items impacting comparability in both periods, adjusted EPS increased 5 percent to $1.00 per share, compared with $0.95 per share in the year-ago quarter. A detailed reconciliation of the reported (GAAP) financial information to the adjusted information is included at the end of this news release.

First-Quarter Results
Sales of $2.202 billion were comparable to the prior year as the favorable impact of currency translation was offset by the decline in organic sales. Organic sales decreased 1 percent driven by declines in Campbell Fresh, partly offset by gains in Global Biscuits and Snacks.

Gross margin increased from 34.3 percent to 38.2 percent. Excluding items impacting comparability, adjusted gross margin increased 1.2 points from 37.9 percent to 39.1 percent driven by gross margin expansion in Americas Simple Meals and Beverages. Overall, the increase in adjusted gross margin was primarily driven by productivity improvements and the benefits from cost savings initiatives, partly offset by cost inflation, and increased carrot and beverage supply chain costs within Campbell Fresh.

Marketing and selling expenses increased 1 percent to $228 million. Excluding items impacting comparability in the prior year, adjusted marketing and selling expenses increased 11 percent primarily due to higher advertising and consumer promotion expenses and higher selling expenses. Administrative expenses decreased 21 percent to $123 million. Excluding items impacting comparability, adjusted administrative expenses decreased 4 percent to $115 million primarily due to the benefits from cost savings initiatives, partly offset by inflation and investments in long-term innovation.

EBIT increased 45 percent to $457 million. Excluding items impacting comparability, adjusted EBIT increased 1 percent to $486 million reflecting a higher adjusted gross margin percentage and lower administrative expenses, partly offset by higher marketing and selling expenses.

Net interest expense was comparable to the prior year at $28 million reflecting higher average interest rates on the debt portfolio, offset by lower levels of debt. The tax rate decreased to 31.9 percent as compared with a tax rate of 32.4 percent in the prior year. Excluding items impacting comparability, the adjusted tax rate decreased 2 percentage points to 32.1 percent. The company adopted new accounting guidance for stock-based compensation in the first quarter of 2017. The decrease in the adjusted tax rate reflects the recognition of excess tax benefits in connection with stock-based compensation in accordance with this new accounting guidance.

Cash flow from operations decreased to $221 million from $244 million a year ago primarily due to lower cash earnings and higher working capital requirements.

Fiscal 2017 Guidance
As previously announced, Campbell expects sales to increase by 0 to 1 percent, adjusted EBIT to increase by 1 to 4 percent, and adjusted EPS to increase by 2 to 5 percent, or $3.00 to $3.09 per share. This guidance assumes the impact from currency translation will be nominal. A non-GAAP reconciliation is not provided for 2017 guidance since certain items are not estimable, such as pension and postretirement mark-to-market adjustments, and these items are not considered to be part of the company's ongoing business results.

Segment Operating Review
An analysis of net sales and operating earnings by reportable segment follows:

Three Months Ended Oct. 30, 2016
($ in millions)
	Americas Simple Meals and Beverages	Global Biscuits and Snacks	Campbell Fresh	Total
Net Sales, as Reported	$1,297	$671	$234	$2,202

Volume and Mix	(1)%	1%	(6)%	(1)%
Promotional Spending	—%	(1)%	—%	—%
Organic Net Sales	–%*	1%*	(6)%	(1)%
Currency	—%	2%	—%	1%
% Change vs. Prior Year	—%	3%	(6)%	—%

Segment Operating Earnings	$383	$112	$1
% Change vs. Prior Year	6%	(2)%	(94)%
* Numbers do not add due to rounding.
Note: A detailed reconciliation of the reported (GAAP) net sales to organic net sales is included at the end of this news release.

Americas Simple Meals and Beverages
Sales were comparable to the prior year at $1.297 billion with gains in Plum products offset by declines in V8 beverages. Sales of U.S. soup were comparable to the prior year with gains in ready-to-serve soups and broth offset by modest declines in condensed soups.

Segment operating earnings increased 6 percent to $383 million. The increase was driven by a higher gross margin percentage, partly offset by increased marketing and selling expenses.

Global Biscuits and Snacks
Sales increased 3 percent to $671 million. Excluding the favorable impact of currency translation, segment sales increased 1 percent primarily driven by gains in Pepperidge Farm.

Segment operating earnings decreased 2 percent to $112 million. The decrease was primarily driven by increased advertising expenses, partly offset by the favorable impact of currency translation.

Campbell Fresh
Sales decreased 6 percent to $234 million primarily driven by lower sales of Bolthouse Farms refrigerated beverages and carrots, partly offset by gains in refrigerated soups.

Segment operating earnings decreased from $18 million to $1 million reflecting increased carrot and beverage supply chain costs, as well as lower sales volumes.

As anticipated, both sales and operating earnings of Campbell Fresh were negatively impacted by the continuation of supply constraints related to the voluntary recall of Bolthouse Farms Protein PLUS drinks in June 2016, as well as lower carrot sales as the division begins to recover from last fiscal year’s quality and execution issues.

Unallocated Corporate Expenses
Unallocated corporate expenses for the quarter were $38 million compared to $159 million in the prior year. The decrease in expenses reflects the impact of pension and postretirement mark-to-market losses and charges related to cost savings initiatives as previously mentioned. The remaining decrease in expenses was primarily due to lower postretirement benefit costs.

Conference Call
Campbell will host a conference call to discuss these results today at 8:30 a.m. Eastern Time. To join, dial +1 (703) 639-1316. The conference ID is 1677070. Access to a live webcast of the call with accompanying slides, as well as a replay of the call, will be available at investor.campbellsoupcompany.com. A recording of the call will also be available until midnight on Dec. 6, 2016, at +1 (703) 925-2533. The access code for the replay is 1677070.

About Campbell Soup Company
Campbell (NYSE:CPB) is driven and inspired by our Purpose, “Real food that matters for life’s moments.” We make a range of high-quality soups and simple meals, beverages, snacks and packaged fresh foods. For generations, people have trusted Campbell to provide authentic, flavorful and readily available foods and beverages that connect them to each other, to warm memories and to what’s important today. Led by our iconic Campbell’s brand, our portfolio includes Pepperidge Farm, Bolthouse Farms, Arnott’s, V8, Swanson, Pace, Prego, Plum, Royal Dansk, Kjeldsens and Garden Fresh Gourmet. Founded in 1869, Campbell has a heritage of giving back and acting as a good steward of the planet’s natural resources. The company is a member of the Standard & Poor’s 500 and the Dow Jones Sustainability Indexes. For more information, visit www.campbellsoupcompany.com or follow company news on Twitter via @CampbellSoupCo. To learn more about how we make our food and the choices behind the ingredients we use, visit www.whatsinmyfood.com.

Forward-Looking Statements
This release contains “forward-looking statements” that reflect the company’s current expectations about the impact of its future plans and performance on the company’s business or financial results. These forward-looking statements, including the statements made regarding sales, EBIT and EPS guidance for fiscal 2017, rely on a number of assumptions and estimates that could be inaccurate and which are subject to risks and uncertainties. The factors that could cause the company’s actual results to vary materially from those anticipated or expressed in any forward-looking statement include (1) the company’s ability to manage changes to its organizational structure and/or business processes; (2) the company’s ability to realize projected cost savings and benefits from its efficiency programs; (3) the impact of strong competitive responses to the company’s efforts to leverage its brand power in the market; (4) the impact of changes in consumer demand for the company’s products and favorable perception of the company’s brands; (5) the impact of product quality and safety issues, including recalls and product liabilities; (6) the risks associated with trade and consumer acceptance of the company’s initiatives, including its trade and promotional programs; (7) the practices, including changes to inventory practices, and increased significance of certain of the company’s key trade customers; (8) the impact of disruptions to the company’s supply chain, including fluctuations in the supply or costs of energy and raw and packaging materials; (9) the impact of non-U.S. operations, including trade restrictions, public corruption and compliance with foreign laws and regulations; (10) the impact of business portfolio changes; (11) the uncertainties of litigation and regulatory actions against the company; (12) disruption to the independent contractor distribution models used by certain of the company’s businesses, including the results of litigation or regulatory actions that could affect their independent contractor classification; (13) the company’s ability to protect its intellectual property rights; (14) the impact of an impairment to goodwill or other intangible assets; (15) the impact of increased liabilities and costs related to the company’s defined benefit pension plans; (16) the impact of a material failure in or breach of the company’s information technology systems; (17) the company’s ability to attract and retain key talent; (18) the impact of changes in currency exchange rates, tax rates, interest rates, debt and equity markets, inflation rates, economic conditions, law, regulation and other external factors; (19) the impact of unforeseen business disruptions in one or more of the company’s markets due to political instability, civil disobedience, terrorism, armed hostilities, natural disasters or other calamities; and (20) other factors described in the company’s most recent Form 10-K and subsequent Securities and

Exchange Commission filings. The company disclaims any obligation or intent to update the forward-looking statements in order to reflect events or circumstances after the date of this release.

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CAMPBELL SOUP COMPANY
CONSOLIDATED STATEMENTS OF EARNINGS (unaudited)
(millions, except per share amounts)

	Three Months Ended
	October 30, 2016	November 1, 2015
Net sales	$2,202	$2,203
Costs and expenses
Cost of products sold	1,361	1,448
Marketing and selling expenses	228	226
Administrative expenses	123	156
Research and development expenses	26	32
Other expenses / (income)	6	5
Restructuring charges	1	21
Total costs and expenses	1,745	1,888
Earnings before interest and taxes	457	315
Interest, net	28	28
Earnings before taxes	429	287
Taxes on earnings	137	93
Net earnings	292	194
Net loss attributable to noncontrolling interests	—	—
Net earnings attributable to Campbell Soup Company	$292	$194
Per share - basic
Net earnings attributable to Campbell Soup Company	$.95	$.63
Dividends	$.35	$.312
Weighted average shares outstanding - basic	308	310
Per share - assuming dilution
Net earnings attributable to Campbell Soup Company	$.94	$.62
Weighted average shares outstanding - assuming dilution	310	312

CAMPBELL SOUP COMPANY
CONSOLIDATED SUPPLEMENTAL SCHEDULE OF SALES AND EARNINGS (unaudited)
(millions, except per share amounts)

	Three Months Ended
	October 30, 2016	November 1, 2015	Percent Change
Sales
Contributions:
Americas Simple Meals and Beverages	$1,297	$1,302	—%
Global Biscuits and Snacks	671	652	3%
Campbell Fresh	234	249	(6)%
Total sales	$2,202	$2,203	—%
Earnings
Contributions:
Americas Simple Meals and Beverages	$383	$363	6%
Global Biscuits and Snacks	112	114	(2)%
Campbell Fresh	1	18	(94)%
Total operating earnings	496	495	—%
Unallocated corporate expenses	38	159
Restructuring charges	1	21
Earnings before interest and taxes	457	315	45%
Interest, net	28	28
Taxes on earnings	137	93
Net earnings	292	194	51%
Net loss attributable to noncontrolling interests	—	—
Net earnings attributable to Campbell Soup Company	$292	$194	51%
Per share - assuming dilution
Net earnings attributable to Campbell Soup Company	$.94	$.62	52%

CAMPBELL SOUP COMPANY
CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited)
(millions)

	October 30, 2016	November 1, 2015
Current assets	$2,146	$2,337
Plant assets, net	2,380	2,340
Intangible assets, net	3,404	3,531
Other assets	109	83
Total assets	$8,039	$8,291
Current liabilities	$2,760	$2,904
Long-term debt	2,298	2,538
Other liabilities	1,383	1,439
Total equity	1,598	1,410
Total liabilities and equity	$8,039	$8,291
Total debt	$3,588	$4,083
Cash and cash equivalents	$290	$263

Certain amounts in the prior year were reclassified to conform to the current-year presentation.

CAMPBELL SOUP COMPANY
CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited)
(millions)

	Three Months Ended
	October 30, 2016	November 1, 2015
Cash flows from operating activities:
Net earnings	$292	$194
Adjustments to reconcile net earnings to operating cash flow
Restructuring charges	1	21
Stock-based compensation	14	13
Pension and postretirement benefit expense (income)	(11)	133
Depreciation and amortization	77	74
Deferred income taxes	19	(35)
Other, net	(2)	(1)
Changes in working capital
Accounts receivable	(218)	(184)
Inventories	(27)	(56)
Prepaid assets	(6)	(6)
Accounts payable and accrued liabilities	96	98
Pension fund contributions	(1)	(1)
Receipts from (payments of) hedging activities	(2)	3
Other	(11)	(9)
Net cash provided by operating activities	221	244
Cash flows from investing activities:
Purchases of plant assets	(48)	(71)
Sales of plant assets	—	2
Other, net	(4)	1
Net cash used in investing activities	(52)	(68)
Cash flows from financing activities:
Net short-term borrowings (repayments)	86	(11)
Long-term repayments	(27)	—
Dividends paid	(100)	(100)
Treasury stock purchases	(112)	(32)
Treasury stock issuances	—	1
Payments related to tax withholding for stock-based compensation	(20)	(20)
Net cash used in financing activities	(173)	(162)
Effect of exchange rate changes on cash	(2)	(4)
Net change in cash and cash equivalents	(6)	10
Cash and cash equivalents — beginning of period	296	253
Cash and cash equivalents — end of period	$290	$263

The company adopted new accounting guidance for stock-based compensation in the first quarter of 2017. Certain amounts in the prior year were reclassified to conform to the current-year presentation.

Reconciliation of GAAP to Non-GAAP Financial Measures
First Quarter Ended October 30, 2016
Campbell Soup Company uses certain non-GAAP financial measures as defined by the Securities and Exchange Commission in certain communications. These non-GAAP financial measures are measures of performance not defined by accounting principles generally accepted in the United States and should be considered in addition to, not in lieu of, GAAP reported measures. Management believes that also presenting certain non-GAAP financial measures provides additional information to facilitate comparison of the company's historical operating results and trends in its underlying operating results, and provides transparency on how the company evaluates its business. Management uses these non-GAAP financial measures in making financial, operating and planning decisions and in evaluating the company's performance.
Organic Net Sales
Organic net sales are net sales excluding the impact of currency. Management believes that excluding this item, which is not part of the ongoing business, improves the comparability of year-to-year results. A reconciliation of net sales as reported to organic net sales follows.

Three Months Ended
	October 30, 2016			November 1, 2015	% Change
(millions)	Net Sales, as Reported	Impact of Currency	Organic Net Sales	Net Sales, as Reported	Net Sales, as Reported	Organic Net Sales
Americas Simple Meals and Beverages	$1,297	$—	$1,297	$1,302	—%	—%
Global Biscuits and Snacks	671	(13)	658	652	3%	1%
Campbell Fresh	234	—	234	249	(6)%	(6)%
Total Net Sales	$2,202	$(13)	$2,189	$2,203	—%	(1)%

Items Impacting Gross Margin, Costs and Expenses, and Earnings
The company believes that financial information excluding certain items that are not considered to be part of the ongoing business, such as those listed below, improves the comparability of year-to-year results. Consequently, the company believes that investors may be able to better understand its results excluding these items.

The following items impacted gross margin, costs and expenses, and earnings:

(1)
In the first quarter of fiscal 2017, the company incurred losses of $20 million in Costs and expenses ($13 million after tax, or $.04 per share) associated with mark-to-market adjustments for defined benefit pension and postretirement plans. In the first quarter of fiscal 2016, the company incurred losses of $128 million in Costs and expenses ($80 million after tax, or $.26 per share) associated with mark-to-market adjustments for defined benefit pension and postretirement plans. For the year ended July 31, 2016, the company incurred losses of $313 million in Costs and expenses ($200 million after tax, or $.64 per share) associated with mark-to-market adjustments for defined benefit pension and postretirement plans.

(2)
In fiscal 2015, the company implemented a new enterprise design and initiatives to reduce costs and to streamline its organizational structure. In the first quarter of fiscal 2017, the company recorded Restructuring charges of $1 million and implementation costs and other related costs of $8 million in Administrative expenses related to these initiatives (aggregate impact of $6 million after tax, or $.02 per share). In the first quarter of fiscal 2016, the company recorded Restructuring charges of $21 million and implementation costs and other related costs of $15 million in Administrative expenses related to the fiscal 2015 initiatives (aggregate impact of $23 million after tax, or $.07 per share). For the year ended July 31, 2016, the company recorded Restructuring charges of $35 million and implementation costs and other related costs of $47 million in Administrative expenses related to the fiscal 2015 initiatives. The company also recorded a reduction to Restructuring charges of $4 million related to the fiscal 2014 initiatives. The aggregate after-tax impact of Restructuring charges, implementation costs and other related costs was $49 million, or $.16 per share.

(3)	For the year ended July 31, 2016, the company recorded a gain of $25 million in Other expenses / (income) ($.08 per share) from a settlement of a claim related to the Kelsen acquisition.

(4)
For the year ended July 31, 2016, as part of the annual review of intangible assets, the company recorded a non-cash impairment charge of $141 million in Other expenses / (income) ($127 million after tax, or $.41 per share) related to the intangible assets of the Bolthouse Farms carrot and carrot ingredients reporting unit.

The following tables reconcile financial information, presented in accordance with GAAP, to financial information excluding certain items:

	Three Months Ended
	October 30, 2016			November 1, 2015
(millions, except per share amounts)	As reported	Adjustments(a)	Adjusted	As reported	Adjustments(a)	Adjusted	Adjusted Percent Change
Gross margin	$841	$20	$861	$755	$79	$834	3%
Gross margin percentage	38.2%		39.1%	34.3%		37.9%
Marketing and selling expenses	228	—	228	226	(20)	206
Administrative expenses	123	(8)	115	156	(36)	120
Research and development expenses	26	—	26	32	(8)	24
Other expenses / (income)	6	—	6	5	—	5
Restructuring charges	1	(1)	—	21	(21)	—
Earnings before interest and taxes	$457	$29	$486	$315	$164	$479	1%
Interest, net	28	—	28	28	—	28
Earnings before taxes	$429	$29	$458	$287	$164	$451
Taxes	137	10	147	93	61	154
Effective income tax rate	31.9%		32.1%	32.4%		34.1%
Net earnings attributable to Campbell Soup Company	$292	$19	$311	$194	$103	$297	5%
Diluted net earnings per share attributable to Campbell Soup Company	$.94	$.06	$1.00	$.62	$.33	$.95	5%
(a)See following table for additional information.

	Three Months Ended
	October 30, 2016			November 1, 2015
(millions, except per share amounts)	Mark-to-market (1)	Restructuring charges, implementation costs and other related costs (2)	Adjustments	Mark-to-market (1)	Restructuring charges, implementation costs and other related costs (2)	Adjustments
Gross margin	$20	$—	$20	$79	$—	$79
Marketing and selling expenses	—	—	—	(20)	—	(20)
Administrative expenses	—	(8)	(8)	(21)	(15)	(36)
Research and development expenses	—	—	—	(8)	—	(8)
Other expenses / (income)	—	—	—	—	—	—
Restructuring charges	—	(1)	(1)	—	(21)	(21)
Earnings before interest and taxes	$20	$9	$29	$128	$36	$164
Interest, net	—	—	—	—	—	—
Earnings before taxes	$20	$9	$29	$128	$36	$164
Taxes	7	3	10	48	13	61
Net earnings attributable to Campbell Soup Company	$13	$6	$19	$80	$23	$103
Diluted net earnings per share attributable to Campbell Soup Company	$.04	$.02	$.06	$.26	$.07	$.33

Year Ended
(millions, except per share amounts)	July 31, 2016
Gross margin, as reported	$2,780
Add: Pension and postretirement benefit mark-to-market adjustments (1)	176
Adjusted Gross margin	$2,956
Adjusted Gross margin percentage	37.1%
Earnings before interest and taxes, as reported	$960
Add: Total pension and postretirement benefit mark-to-market adjustments (1)	313
Add: Restructuring charges, implementation costs and other related costs (2)	78
Deduct: Claim settlement (3)	(25)
Add: Impairment charges (4)	141
Adjusted Earnings before interest and taxes	$1,467
Interest, net, as reported	$111
Adjusted Earnings before taxes	$1,356
Taxes on earnings, as reported	$286
Add: Tax benefit from total pension and postretirement benefit mark-to-market adjustments (1)	113
Add: Tax benefit from restructuring charges, implementation costs and other related costs (2)	29
Add: Tax benefit from impairment charges (4)	14
Adjusted Taxes on earnings	$442
Adjusted effective income tax rate	32.6%
Net earnings attributable to Campbell Soup Company, as reported	$563
Add: Net adjustment from total pension and postretirement benefit mark-to-market adjustments (1)	200
Add: Net adjustment from restructuring charges, implementation costs and other related costs (2)	49
Deduct: Claim settlement (3)	(25)
Add: Net adjustment from impairment charges (4)	127
Adjusted Net earnings attributable to Campbell Soup Company	$914
Diluted net earnings per share attributable to Campbell Soup Company, as reported	$1.81
Add: Net adjustment from total pension and postretirement benefit mark-to-market adjustments (1)	.64
Add: Net adjustment from restructuring charges, implementation costs and other related costs (2)	.16
Deduct: Claim Settlement (3)	(.08)
Add: Net adjustment from impairment charges (4)	.41
Adjusted Diluted net earnings per share attributable to Campbell Soup Company	$2.94